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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement No. 333-192275 on Form S-3 of our reports dated March 2, 2015 relating to the consolidated financial statements and financial statement schedule of Interactive Brokers Group, Inc. and subsidiaries, and the effectiveness of Interactive Brokers Group, Inc. and subsidiaries internal control over financial reporting appearing in this Annual Report on Form 10-K of Interactive Brokers Group, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
New York, New York
March 2, 2015

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  EXHIBIT 23.1